Exhibit 99


                 INDEPENDENT AUDITOR'S REPORT




Board of Directors and Shareholders
Merchants of Shenandoah Ban-Corp
Shenandoah, Pennsylvania

     We have audited the consolidated balance sheet of Merchants of Shenandoah Ban-Corp and subsidiary as of December 31, 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended
December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants of Shenandoah Ban-Corp and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                               /s/ STOKES & HINDS, LLC


Pittsburgh, Pennsylvania
January 22, 1999